PRICESMART ANNOUNCES FISCAL 2024 FOURTH QUARTER OPERATING RESULTS AND PLANS FOR SEVENTH WAREHOUSE CLUB IN GUATEMALA
NET MERCHANDISE SALES GREW 9.5%
COMPARABLE NET MERCHANDISE SALES INCREASED 6.2%
$0.94 EARNINGS PER DILUTED SHARE
San Diego, CA (October 30, 2024) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 54 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal fourth quarter of 2024, which ended on August 31, 2024.
Fourth Quarter Financial Results
Total revenues for the fourth quarter of fiscal year 2024 increased 9.6% to $1.23 billion compared to $1.12 billion in the same period of the prior year. For the fourth quarter of fiscal year 2024, net merchandise sales increased 9.5% to $1.19 billion from $1.09 billion in the fourth quarter of fiscal year 2023. Net merchandise sales - constant currency increased 9.3% over the same prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $2.7 million, or 0.2%, versus the same period in the prior year.
The Company had 54 warehouse clubs in operation as of August 31, 2024 compared to 51 warehouse clubs in operation as of August 31, 2023.
Comparable net merchandise sales for the 51 warehouse clubs that have been open for greater than 13 ½ calendar months increased 6.2% for the 13-week period ended September 1, 2024 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended September 1, 2024 increased 6.0% compared to the comparable period of the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 0.2% versus the comparable period in the prior year.
The Company recorded operating income of $49.2 million during the fourth quarter of fiscal year 2024 compared to operating income of $32.1 million in the fourth quarter of fiscal year 2023, which included a $9.2 million charge to settle minimum tax litigation in one of our markets and a $5.7 million asset impairment charge and related closure costs, in the prior year period.
Net income increased 89.0% to $29.1 million, or $0.94 per diluted share, in the fourth quarter of fiscal year 2024 compared to $15.4 million, or $0.49 per diluted share, in the fourth quarter of fiscal year 2023, which included of a negative impact of $0.30 per diluted share related to the settlement of minimum tax litigation and $0.18 per diluted share for an asset impairment charge and related closure costs, in the fourth quarter of fiscal year 2023.
Adjusted net income for the fourth quarter of fiscal year 2024 was $29.1 million, or an adjusted $0.94 per diluted share, compared to adjusted net income of $20.4 million, or an adjusted $0.65 per diluted share in the prior year period, which included of a negative impact of $0.30 per diluted share for costs related to the reserve for the minimum tax settlement in the comparable prior year period.
Adjusted EBITDA for the fourth quarter of fiscal year 2024 was $70.7 million compared to $57.2 million, inclusive of the $9.2 million minimum tax settlement, in the same period last year.
Year-to-Date Financial Results
Total revenues for the fiscal year ended August 31, 2024 increased 11.4% to $4.91 billion compared to $4.41 billion in the prior year. For fiscal year 2024, net merchandise sales increased 11.2% to $4.78 billion from $4.30 billion in the prior year. Net merchandise sales - constant currency increased 8.6% over the prior year. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $114.1 million, or 2.6%, versus the prior year.

Comparable net merchandise sales for the 51 warehouse clubs that have been open for greater than 13 ½ calendar months increased 7.7% for the 52-week period ended September 1, 2024 compared to the comparable 52-week period of the prior year. Comparable net merchandise sales - constant currency for the 52 weeks ended September 1, 2024 increased 5.2% compared to the comparable period in the prior year. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 2.5% versus the comparable period in the prior year.
The Company recorded operating income during fiscal year 2024 of $220.9 million compared to operating income of $184.5 million, which includes a $9.2 million charge to settle minimum tax litigation in one of our markets and a $5.7 million asset impairment charge and related closure costs, in the prior year.
Net income increased 27.2% to $138.9 million, or $4.57 per diluted share, in fiscal year 2024 compared to $109.2 million, or $3.50 per diluted share, inclusive of a negative impact of $0.30 per diluted share related to the settlement of minimum tax litigation and $0.18 per diluted share for an asset impairment charge and related closure costs, in fiscal year 2023.
Adjusted net income for fiscal year 2024 was $138.9 million, or an adjusted $4.57 per diluted share, compared to adjusted net income of $126.5 million, or an adjusted $4.06 per diluted share, inclusive of a negative impact of $0.30 per diluted share for costs related to the reserve for the minimum tax settlement, in the prior year.
Adjusted EBITDA for fiscal year 2024 was $303.6 million compared to $275.7 million, inclusive of the $9.2 million minimum tax settlement, in fiscal year 2023.
New Club Growth
The Company expects to formalize a land lease in the first quarter of fiscal year 2025 and build its seventh warehouse club in Guatemala, located in Quetzaltenango, approximately 122 miles west from the nearest club in the capital of Guatemala City. This club will be built on a four-acre property and is anticipated to open in the summer of 2025. Once this new club is open, PriceSmart will operate 56 warehouse clubs in total.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, October 31, 2024, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 549-8228 or (646) 564-2877 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Thursday, November 7, 2024 by dialing (888) 660-6264 for domestic callers, or (646) 517-3975 for international callers, and entering replay passcode 28615#.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 54 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; eight in Costa Rica; seven in Panama; six in Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in Cartago, Costa Rica in the spring of 2025 and one warehouse club in Quetzaltenango, Guatemala in the summer of 2025. Once these two new clubs are open, the Company will operate 56 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Years Ended
	August 31, 2024	August 31, 2023	August 31, 2024	August 31, 2023
Revenues:
Net merchandise sales	$1,192,658	$1,088,981	$4,783,119	$4,300,706
Export sales	9,332	8,054	39,438	31,741
Membership income	19,674	17,242	75,240	66,048
Other revenue and income	4,381	3,916	16,101	13,347
Total revenues	1,226,045	1,118,193	4,913,898	4,411,842
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,005,356	919,211	4,029,490	3,622,354
Export sales	8,821	7,624	37,484	30,157
Selling, general and administrative:
Warehouse club and other operations	119,665	110,578	466,457	417,272
General and administrative	41,703	34,509	156,385	134,783
Reserve for AMT settlement	—	7,179	—	7,179
Separation costs associated with Chief Executive Officer departure	—	—	—	7,747
Pre-opening expenses	—	848	970	1,432
Asset impairment and closure costs	—	5,658	—	5,658
Loss on disposal of assets	1,296	449	2,168	744
Total operating expenses	1,176,841	1,086,056	4,692,954	4,227,326
Operating income	49,204	32,137	220,944	184,516
Other expense:
Interest income	2,437	3,611	11,049	9,871
Interest expense	(3,271)	(2,710)	(12,959)	(11,020)
Other expense, net	(6,563)	(2,361)	(17,607)	(14,156)
Total other expense	(7,397)	(1,460)	(19,517)	(15,305)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	41,807	30,677	201,427	169,211
Provision for income taxes	(12,723)	(15,304)	(62,618)	(59,951)
Income (loss) of unconsolidated affiliates	(16)	8	66	(55)
Net income	$29,068	$15,381	$138,875	$109,205
Net income per share available for distribution:
Basic	$0.94	$0.49	$4.57	$3.51
Diluted	$0.94	$0.49	$4.57	$3.50
Shares used in per share computations:
Basic	29,972	30,796	30,032	30,763
Diluted	29,972	30,832	30,032	30,786

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31, 2024	August 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$125,364	$239,984
Short-term restricted cash	1,383	2,865
Short-term investments	100,165	91,081
Receivables, net of allowance for credit losses of $52 as of August 31, 2024 and $67 as of August 31, 2023, respectively	18,847	17,904
Merchandise inventories	528,678	471,407
Prepaid expenses and other current assets (includes $4,480 and $0 as of August 31, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	57,910	53,866
Total current assets	832,347	877,107
Long-term restricted cash	9,564	9,353
Property and equipment, net	936,108	850,328
Operating lease right-of-use assets, net	96,415	114,201
Goodwill	43,197	43,110
Deferred tax assets	36,618	32,039
Other non-current assets (includes $1,482 and $7,817 as of August 31, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	61,563	68,991
Investment in unconsolidated affiliates	6,882	10,479
Total Assets	$2,022,694	$2,005,608
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$8,007	$8,679
Accounts payable	485,961	453,229
Accrued salaries and benefits	48,263	45,441
Deferred income	38,079	32,613
Income taxes payable	6,516	9,428
Other accrued expenses and other current liabilities (includes $1,179 and $1,913 as of August 31, 2024 and August 31, 2023, respectively, for the fair value of derivative instruments)	50,035	57,273
Operating lease liabilities, current portion	7,370	7,621
Long-term debt, current portion	35,917	20,193
Total current liabilities	680,148	634,477
Deferred tax liability	1,644	1,936
Long-term income taxes payable, net of current portion	4,762	5,045
Long-term operating lease liabilities	103,890	122,195
Long-term debt, net of current portion	94,443	119,487
Other long-term liabilities (includes $2,100 and $3,321 for the fair value of derivative instruments and $12,742 and $12,105 for post-employment plans as of August 31, 2024 and August 31, 2023, respectively)	14,842	15,425
Total Liabilities	899,729	898,565

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,570,858 and 31,934,900 shares issued and 30,635,556 and 30,976,941 shares outstanding (net of treasury shares) as of August 31, 2024 and August 31, 2023, respectively	3	3
Additional paid-in capital	514,542	497,434
Accumulated other comprehensive loss	(164,590)	(163,992)
Retained earnings	890,272	817,559
Less: treasury stock at cost, 1,935,302 shares as of August 31, 2024 and 957,959 shares as of August 31, 2023	(117,262)	(43,961)
Total Stockholders' Equity	1,122,965	1,107,043
Total Liabilities and Equity	$2,022,694	$2,005,608

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted net income, adjusted net income per diluted share, adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted net income and adjusted net income per diluted share are important measures used by management to compare the performance of our core operations between periods. We define adjusted net income as net income, as reported, adjusted for: separation costs associated with the departure of our former Chief Executive Officer, the write-off of certain Aeropost receivables, the write-off of certain VAT receivables following unfavorable court rulings, impairment charges primarily related to the write down of assets in connection with our decision in the fourth quarter of fiscal year 2023 to seek to sell our Trinidad sustainable packaging plant, the gain on the acquisition of a building, and the tax impact of the foregoing adjustments on net income. We define adjusted net income per diluted share as adjusted net income divided by the weighted-average diluted shares outstanding.
We believe adjusted net income and adjusted net income per diluted share are useful metrics to investors and analysts because they present more accurate year-over-year comparisons for our net income and net income per diluted share because adjusted items are not the result of our normal operations. We note that no adjustments to net income or net income per diluted share have been made for the three-month and twelve-month periods ended August 31, 2024.
The following table shows the Company’s reconciliation of net income to adjusted net income and adjusted net income per diluted share for the periods indicated:

	Three Months Ended		Years Ended
(Amounts in thousands, except per share data)	August 31, 2024	August 31, 2023	August 31, 2024	August 31, 2023
Net income as reported	$29,068	$15,381	$138,875	$109,205
Adjustments:
Separation costs associated with Chief Executive Officer departure (1)	—	—	—	7,747
Aeropost-related write-offs (2)	—	—	—	2,786
VAT receivable write-off (3)	—	—	—	2,309
Asset impairment and closure costs (4)	—	5,658	—	5,658
Gain on acquisition of building (5)	—	(948)	—	(948)
Tax impact of adjustments to net income (6)	—	266	—	(284)
Adjusted net income	$29,068	$20,357	$138,875	$126,473

Net income per diluted share	$0.94	$0.49	$4.57	$3.50
Separation costs associated with Chief Executive Officer departure	—	—	—	0.23
Aeropost-related write-offs	—	—	—	0.09
VAT receivable write-off	—	—	—	0.08
Asset impairment and closure costs	—	0.18	—	0.18
Gain on acquisition of building	—	(0.02)	—	(0.02)
Adjusted net income per diluted share	$0.94	$0.65	$4.57	$4.06
(1)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.

(2)    Reflects $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business.
(3)    Reflects $2.3 million of VAT receivables deemed not recoverable and written-off in the third quarter of fiscal year 2023 following unfavorable court rulings.
(4)    Reflects $5.7 million of impairment charges primarily related to the write down of assets in connection with our decision in the fourth quarter of fiscal year 2023 to seek to sell our Trinidad sustainable packaging plant.
(5)    Reflects a $950,000 gain related to a building we acquired upon the early termination of a lease in which we were the lessor of the land on which the building was constructed by and abandoned by one of our tenants.
(6)    Reflects the tax effect of the above-mentioned adjustments.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income; other income (expense), net; separation costs associated with Chief Executive Officer departure; asset impairment and closure costs; Aeropost write-offs; and the write-off of certain VAT receivables following unfavorable court rulings. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Years Ended
(Amounts in thousands)	August 31, 2024	August 31, 2023	August 31, 2024	August 31, 2023
Net income as reported	$29,068	$15,381	$138,875	$109,205
Adjustments:
Interest expense	3,271	2,710	12,959	11,020
Provision for income taxes	12,723	15,304	62,618	59,951
Depreciation and amortization	21,497	19,434	82,611	72,698
Interest income	(2,437)	(3,611)	(11,049)	(9,871)
Other expense, net (1)	6,563	2,361	17,607	14,156
Separation costs associated with Chief Executive Officer departure (2)	—	—	—	7,747
Aeropost-related write-offs (3)	—	—	—	2,786
VAT receivable write-off (4)	—	—	—	2,309
Asset impairment and closure costs (5)	—	5,658	—	5,658
Adjusted EBITDA	$70,685	$57,237	$303,621	$275,659
(1)    Primarily consists of foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars). This line item includes a gain of $950,000 associated with the acquisition of a building upon a lease termination in the fourth quarter of fiscal year 2023.
(2)    Reflects $7.7 million of separation costs associated with the departure of our former Chief Executive Officer in February 2023.
(3)    Reflects $2.1 million of Aeropost-related write-offs in the first quarter of fiscal year 2023 and $660,000 of a receivable written-off in connection with the settlement in the third quarter of fiscal year 2023 of a claim for indemnification from the buyer of the Aeropost business.
(4)    Reflects $2.3 million of VAT receivables related to prior periods deemed not recoverable and written-off in the third quarter of fiscal year 2023 following unfavorable court rulings.
(5)    Reflects $5.7 million of impairment charges primarily related to the write down of assets in connection with our decision in the fourth quarter of fiscal year 2023 to seek to sell our Trinidad sustainable packaging plant.

Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	August 31, 2024
	Three Months Ended		Year Ended
(Amounts in thousands, except % growth)	Net Merchandise Sales	% Growth	Net Merchandise Sales	% Growth
Net merchandise sales	$1,192,658	9.5%	$4,783,119	11.2%
Favorable impact of foreign currency exchange	2,700	0.2%	114,121	2.6%
Net merchandise sales on a constant-currency basis	$1,189,958	9.3%	$4,668,998	8.6%
Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	September 1, 2024
	Thirteen Weeks Ended	Fifty-Two Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	6.2%	7.7%
Favorable impact of foreign currency exchange	0.2%	2.5%
Comparable net merchandise sales on a constant-currency basis	6.0%	5.2%